EXHIBIT 99.2

May 21, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES LEADERSHIP APPOINTMENTS IN

FINANCE ORGANIZATION

HOUSTON (May 21, 2004) – Dynegy Inc. (NYSE: DYN) today announced the following leadership appointments in its Finance organization, effective June 1, 2004:

•	Holli C. Nichols has been named Senior Vice President and Treasurer. In her new role, Nichols, 33, will have responsibility for management of the treasury, banking, insurance and credit activities of the company. Formerly Senior Vice President and Corporate Controller, Nichols will continue to report to Nick J. Caruso, Dynegy’s Executive Vice President and Chief Financial Officer.

Prior to joining Dynegy in 2000, Nichols held several senior positions in the audit practice of PricewaterhouseCoopers LLP. She received a bachelor’s degree in business administration from Baylor University.

•	Terry A. Hart has been promoted to Senior Vice President and Controller. In this capacity, Hart, 34, will be responsible for the continued development and application of the company’s accounting policies and procedures, coordination of the organization’s financial and operational accounting functions and external financial reporting. Formerly the Assistant Treasurer of Dynegy, Hart will also report to Caruso.

Hart joined Dynegy through the company’s merger with Illinova Corp. in early 2000. While with Illinova, he held several positions of increasing responsibility in finance and accounting. Hart received a bachelor’s degree in accounting from Southern Illinois University and a master’s degree in business administration from the University of Illinois.

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DYNEGY ANNOUNCES LEADERSHIP APPOINTMENTS IN
FINANCE ORGANIZATION
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“Holli and Terry have demonstrated a proven ability to direct financial management programs while meeting the highest standards of corporate governance and compliance,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “Their experience in corporate finance matters will be invaluable to our company as we continue to work closely with the financial community, including our bankers, the credit rating agencies and our auditors, and build on our track record of sound fiscal strategies.”

Williamson added, “These appointments also reflect our ongoing commitment to develop our own people to the fullest and when possible to provide opportunities for career advancement. Leveraging our internal resources for positions of increasing responsibility will enable us to continue to build upon our experienced employee base.”

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

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